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                                LICENSE AGREEMENT



                                  By and Among

                           MAXIM PHARMACEUTICALS, INC.

                                       and

                        PROFESSIONAL PHARMACEUTICAL, INC.

                                       and

                              BRUCE A. JACK, D.D.S.

                                       and

                             B. THOMAS WHITE, R.PH.


                          Dated as of November 6, 1998




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                                LICENSE AGREEMENT



         This LICENSE AGREEMENT (the "Agreement") is entered into as of November 6, 1998 (the "Effective Date") by and among MAXIM PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 8899 University Center Lane, San Diego, California 92122-1010 ("Maxim"), PROFESSIONAL PHARMACEUTICAL, INC., a New Mexico corporation, with its principal place of business at 10820 Comanche N.E., Suite C, Albuquerque, New Mexico 87111 ("PPI"), and Bruce A. Jack, D.D.S. and B. Thomas White, R.Ph., individuals residing in New Mexico (together, the "Inventors").



                                   WITNESSETH:

         WHEREAS, PPI owns, or possesses licenses under, certain patents, patent applications, know-how and other intellectual property relating to histamine and analogs of histamine; and

         WHEREAS, Maxim desires to receive, and PPI is willing to grant to Maxim, an exclusive license under such patents, patent applications, know-how and other intellectual property on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and undertakings contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

         In addition to the other terms defined elsewhere herein, the following terms shall have the following meanings when used herein (any term defined in the singular shall have the same meaning when used in the plural and vice versa, unless stated otherwise):

          1.1 "AFFILIATE" of any specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person, where "control" means the direct or indirect ownership or control by the specified Person of fifty percent (50%) or more of the stock or other equity interests of such Person entitled to vote for the election of the Board of Directors or similar governing body of such Person.

          1.2 "FIRST PRODUCT" means the first Product to receive U.S. Product Approval.

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          1.3 "KNOW-HOW" means data, formulae, processes, methodologies, biological materials, chemical compounds, specifications and other proprietary information.

     1.4 "LOSSES" means losses, liabilities, suits, claims, costs, expenses (including reasonable attorneys' fees), penalties, fines, judgments and/or damages (including personal injury or property damages but excluding indirect, incidental, special or consequential damages).

     1.5 "NET PRODUCT REVENUES" means the total of the gross invoice prices from revenues (including product sales, royalties from sublicenses, and/or proceeds from the sale, grant or sublicense of marketing rights) derived from the Products by Maxim and its Affiliates, less the sum of the following deductions where applicable: (i) cash, trade, or quantity discounts allowed and taken; (ii) sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; (iii) transportation and transportation shipping charges; (iv) allowances or credits to customers because of rejections or returns, to the extent allowed and taken; and (v) uncollectible receivables; provided, however, that:

          (a) "Net Product Revenues" shall exclude revenues derived from transactions between Maxim and its Affiliates;

          (b) "Net Product Revenues" shall exclude revenues from contract research and equity investments, including transactions in which Maxim or any of its Affiliates receives funding from Third Parties to assist in the development and commercialization of Products; and

          (c) In the event that any Product is sold as part of an integrated system in which such Product is combined with a product/products which is/are not Products, then "Net Product Revenues" attributable to such Product shall equal the pro rata share of the total sales price of the integrated system attributable to such Product, calculated based on the relative stand-alone sales prices of each individual product included within the integrated system. If such products are not routinely sold separately and therefore do not have a stand-alone sales price, then the "Net Product Revenues" attributable to such Product included within the integrated system shall be calculated based upon some other equitable allocation methodology.

          1.6 "PARTY" means Maxim, PPI, or any Inventor, and "PARTIES" means Maxim, PPI, and the Inventors.

          1.7 "PATENT RIGHTS" means patents and patent applications, including any patents issuing on such patent applications and any reissues, reexaminations, renewals, extensions, divisionals, continuations and continuations-in-part of the foregoing.


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           1.8 "PERSON" means a natural person, a corporation, a partnership, a limited liability company, a trust, a joint venture, any governmental authority or any other entity or organization.

          1.9 "PPI KNOW-HOW" means the Know-How relating to histamine and analogs of histamine which, as of the date hereof, is owned by PPI or licensed to PPI with the right to sublicense.

          1.10 "PPI PATENT RIGHTS" means the Patent Rights set forth on Schedule
1.10 attached hereto and all other Patent Rights owned by PPI, in whole or in part, or licensed to PPI with the right to sublicense, that claim priority from or have common priority with such listed Patent Rights.

          1.11 "PRODUCT" means any topical antiviral or topical healing product containing histamine or analogs of histamine as an active agent, the manufacture, use or sale of which is covered, in whole or in part, by any Valid Claim of any patent included in the PPI Patent Rights.

          1.12 "PRODUCT APPROVAL" with respect to a Product and country, means approval to market such Product in such country by the governmental authority of competent jurisdiction.

          1.13 "TERRITORY" means all countries of the world.

          1.14 "THIRD PARTY" means any Person that is not a Party to this Agreement.

          1.15 "TRADEMARK" means the "VIRAGEL" trademark registered in the name of PPI as described more fully in Schedule 1.15 attached hereto.

          1.16 "U.S. PRODUCT APPROVAL" with respect to a Product means approval to market such Product in the United States by the U.S. Food and Drug Administration (the "FDA").

          1.17 "VALID CLAIM" means a claim of an issued and unexpired patent that has not been (a) held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction over such claim, which decision is unappealable or unappealed within the time allowed for appeal or (b) admitted to be invalid or unenforceable through disclaimers, consent decrees or otherwise.

                                   ARTICLE 2
                               PROPRIETARY RIGHTS

          2.1 LICENSE GRANT. As of the date hereof, and subject to the terms and conditions hereof, PPI hereby grants to Maxim and its Affiliates, and Maxim hereby accepts on behalf of itself and its Affiliates, a sole and exclusive license under the PPI Patent Rights and PPI Know-How to make, have made, use, import, offer for sale, sell and/or have sold products and to otherwise practice the inventions claimed in the PPI

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Patent Rights and the PPI Know-How in the Territory. The foregoing license grant shall include the right of Maxim and its Affiliates to grant sublicenses to any Third Party.

          2.2 TRADEMARK LICENSE GRANT. As of the date hereof, and subject to the terms and conditions hereof, PPI hereby grants to Maxim and its Affiliates, and Maxim hereby accepts on behalf of itself and its Affiliates, an exclusive license to use the Trademark. The Parties agree that the foregoing license shall not impose or be construed to impose any obligation upon Maxim or any of its Affiliates to use the Trademark in connection with the sale of Products or for any other purpose.

          2.3 FUTURE PROPRIETARY RIGHTS. Each of PPI and the Inventors hereby solely and exclusively licenses to Maxim all intellectual property relating to histamine and analogs of histamine, including any improvements or modifications to the PPI Patent Rights and PPI Know-How, developed, conceived or reduced to practice by PPI or the Inventors at any time following the date hereof, whether in the form of Patent Rights or Know-How, under the terms outlined in this Agreement. PPI shall not permit any Person to perform work on its behalf in connection with histamine or analogs of histamine unless that Person first has signed a written agreement assigning to Maxim all of that Person's right, title and interest in and to all Patent Rights and Know-How, developed, conceived or reduced to practice by such Person in connection with histamine or analogs of histamine. PPI shall cause its employees and agents to execute and deliver, and each of the Inventors shall execute and deliver, any documents reasonably requested by Maxim to carry out the provisions of this Section 2.3.

          2.4 DISCLOSURE AND DELIVERY OF REPRODUCIBLE PATENT RIGHTS AND KNOW-HOW. Promptly upon execution of this Agreement, PPI shall disclose and deliver to Maxim copies of the reproducible PPI Patent Rights and PPI Know-How at the address specified by Maxim and in the manner mutually agreed upon by Maxim and PPI. Thereafter, on a regular basis or upon the request of Maxim, each of PPI and the Inventors shall disclose and deliver to Maxim copies of all reproducible Patent Rights and Know-How relating to histamine and analogs of histamine developed, conceived or reduced to practice by PPI or the Inventors at any time following the date hereof at such address as may be specified by Maxim and in such manner as shall be mutually agreed upon by the Parties.

          2.5 REGULATORY APPROVALS. Maxim shall be responsible for obtaining Product Approvals for all Products and shall be responsible for all expenses relating thereto. Maxim shall prepare and file in its own name any necessary applications for such Product Approval in any country in the Territory. Maxim shall own all right, title and interest in and to all such applications and any Products Approvals issuing therefrom. Maxim shall notify PPI of receipt of U.S. and any other Product Approval for a Product within ten business days after receipt of Product Approval for such Product.

          2.6 PUBLICATION RIGHTS. The Parties hereby confirm that Maxim shall have the sole right and discretion to prepare and publish scientific articles, abstracts, presentations, and any other materials of any nature whatsoever relating to the PPI Patent Rights, the PPI Know-How, and/or all intellectual property relating to histamine and analogs of histamine, including any improvements or modifications to the PPI Patent Rights and PPI
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Know-How, developed, conceived or reduced to practice by PPI or the Inventors at any time following the date hereof. PPI and the Inventors shall have no right to publish any scientific article, abstract, or presentation, or any other material of any nature whatsoever, relating to the PPI Patent Rights, the PPI Know-How, and/or all intellectual property relating to histamine and analogs of histamine, including any improvements or modifications to the PPI Patent Rights and PPI Know-How, developed, conceived or reduced to practice by PPI or the Inventors at any time following the date hereof. Each of PPI and the Inventors shall maintain the confidentiality of all such information in accordance with Article 7 of this Agreement, and shall ensure that each of its employees and agents complies with the foregoing obligation.

                                   ARTICLE 3
                                 FINANCIAL TERMS

          3.1 CONSIDERATION. As consideration for the licenses and other rights granted by PPI in Article 2 above, Maxim shall pay to PPI:

          (a) A payment of $300,000 within five business days following the execution of this Agreement;

          (b) A payment of $100,000 per year commencing on the second anniversary of the Effective Date and continuing through the anniversary of the Effective Date occurring immediately prior to the receipt of U.S. Product Approval for the First Product;

          (c) A payment of $150,000 upon Maxim's receipt of U.S. Product Approval for the First Product; and

          (d) A royalty equal to 2% of the Net Product Revenues received by Maxim and its Affiliates, payable on a quarterly basis commencing with the quarter in which occurs the first commercial sale of any Product.

          3.2 TRAVEL EXPENSES. In the event that, at any time during the term of this Agreement, Maxim requests that PPI provide technical assistance to Maxim in connection with the licenses and other rights granted hereunder and any PPI employees or agents are required to travel at the request of Maxim for the purpose of providing such technical assistance, Maxim shall reimburse PPI for all reasonable travel and lodging expenses incurred by such PPI employees or agents for such travel.

          3.3 ROYALTY REPORTS. On or before 30 days after the end of each calendar quarter commencing with the quarter in which occurs the first commercial sale of any Product, Maxim shall deliver to PPI a true and accurate written report showing the following as they apply to the calendar quarter immediately preceding the date of such report:

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                      (a)     The quantities of Product sales of which have been
                              invoiced by Maxim and its Affiliates during the immediately preceding calendar quarter; the amount of royalties received by Maxim and its Affiliates during the immediately preceding calendar quarter from sublicenses in connection with Products; and the amount of proceeds received by Maxim and its Affiliates during the immediately preceding calendar quarter from the sale of marketing rights in connection with Products;

                      (b) The computation of the Net Product Revenues attributable to such Products (including a detailed accounting of any allowed deductions from the invoiced amounts to arrive at Net Product Revenues); and

                      (c) The U.S. Dollar value of the amount of royalties, if any, due under Section 3.1(d) above on the Net Product Revenues attributable to such Products.

If no royalties are due, it shall be so reported. The correctness and completeness of each such royalty report shall be certified in writing by the Chief Financial Officer of Maxim. On or before the date which is 60 days after the end of the calendar quarter in which this Agreement expires or is terminated, Maxim shall provide to PPI a written report that complies in all respects with this Section 3.3. If any allowed deductions to arrive at Net Product Revenues related to a calendar quarter are incurred or identified subsequent to the payment of royalties for said quarter, such deductions shall be applied against the royalty payment due for the calendar quarter said deductions are incurred or identified.

          3.4 PAYMENT PROCEDURES.

                  (a) Maxim shall pay to PPI all amounts due under Section 3.1(d) above within 30 days of the end of each calendar quarter, with respect to Net Product Revenues generated during such calendar quarter, together with a written report setting forth the calculation of the amount payable to PPI.

                  (b) All payments due to PPI hereunder shall be paid to PPI in U.S. Dollars by check drawn on a U.S. bank, or by such other method mutually agreed upon by PPI and Maxim, in each case at the expense of the payor, for value no later than the due date thereof, to the address of PPI specified in
Section 9.5, or to such other address as PPI shall designate in writing within a reasonable period of time prior to such due date:

          3.5 LATE PAYMENT. If Maxim fails to pay any payment required under this Agreement on or before the due date therefor, then Maxim shall pay annually compounded interest on such amount at an annual rate equal to the lowest prime rate as published by The Wall Street Journal on or nearest to such due date plus three percent (3%), which interest shall accrue from the date the payment not timely made became due until the date such payment is paid in full.
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          3.6 APPLICATION OF PAYMENTS. Any payments received by PPI shall be applied first to the satisfaction of the oldest of any unpaid, accrued interest charges and, following payment of all such interest charges, to the satisfaction of the oldest of any unpaid fees or other amounts due hereunder.

          3.7 BOOKS AND RECORDS. Maxim shall keep full, true and accurate books of account containing all particulars and reasonable supporting documentation that may be necessary for the purpose of determining the amounts payable to PPI hereunder. All such books of account and reasonable supporting documentation shall be located at the principal place of business of Maxim and shall be open for inspection for such purpose by PPI or any independent certified public accountant retained by PPI, at a time mutually acceptable to Maxim and PPI during normal business hours but no more frequently than twice each calendar year for five years following the end of the calendar year to which they pertain (and access shall not be denied thereafter if reasonably available).

                                   ARTICLE 4
                 PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

          4.1 PROSECUTION AND MAINTENANCE.

                    (a) Maxim, at its cost and expense, shall have the sole right and discretion to prosecute any patent applications included in the PPI Patent Rights and to maintain any patents issuing therefrom and any other patents included in the PPI Patent Rights. Maxim shall provide PPI with copies of all material correspondence relating to such prosecution and maintenance, and, prior to making any filing in connection therewith, shall provide a draft of such filing to PPI at least 15 days prior to the date of such filing so as to allow for review and comment by PPI (but PPI shall be deemed to have waived such right if it does not provide any comments to Maxim within 14 days of PPI's receipt of such draft).

                    (b) Maxim shall advise PPI in writing at least 30 days prior to any abandonment by Maxim in any jurisdiction of any patent application or any patent included in the PPI Patent Rights, and, in such event, PPI shall have the right to prosecute such patent application or maintain such patent, at PPI's cost and expense, in such jurisdiction.

          4.2 ENFORCEMENT AND DEFENSE.

                  (a) PPI shall act in good faith to inform Maxim of any infringement of which it becomes aware by any Third Party of any PPI Patent Rights. Maxim shall have the right in its sole discretion to determine when to take legal action, at its cost and expense, to enforce such Patent Rights against infringement by Third Parties. Any amounts awarded to Maxim in connection with such enforcement action shall be applied first to reimburse Maxim for the reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) payable by Maxim in such action and the balance shall be

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divided between Maxim and PPI, with PPI receiving 2% and Maxim retaining 98% of the amount of such balance.

                  (b) In the event that Maxim, upon receiving notice of an alleged infringement by a Third Party of any PPI Patent Rights, does not take legal action to enforce such PPI Patent Rights within 180 days of receiving such notice, then PPI shall have the option to take legal action to enforce such Patent Rights at PPI's cost and expense. Any amounts awarded to PPI in connection with such enforcement action shall be applied first to reimburse PPI for the reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) payable by PPI in such action and the balance shall be divided between the Parties, with Maxim receiving 50% and PPI retaining 50% of the amount of such balance.

                  (c) If a Third Party commences an action challenging any PPI Patent Rights, Maxim, at its cost and expense, shall defend such Patent Rights against such challenge using reasonable legal and business judgment. In the event that Maxim does not, on a timely basis, commence to defend such Patent Rights against such challenge, then PPI, at PPI's cost and expense, may commence to defend such Patent Rights against such challenge.

                  (d) Each of Maxim and PPI shall cooperate fully with the other in any action brought by either Maxim or PPI to enforce any PPI Patent Rights against infringement by Third Parties or in any defense by the other Party of such Patent Rights against challenge by Third Parties and shall provide all assistance reasonably requested by the other party in carrying on such action or defense. Maxim or PPI, at its cost and expense, shall have the right to join in any such action or defense of the other party. In no event shall any enforcement action or defense be settled by PPI without the prior written consent of Maxim.

         4.3 PRODUCT LABELING: Maxim shall include on the labeling and/or packaging of Products sold commercially references to PPI Patent Rights to the extent required to provide the level of protection for such rights standard in the pharmaceutical industry.

                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

          5.1 REPRESENTATIONS AND WARRANTIES OF MAXIM. Maxim represents and warrants to PPI and the Inventors that:

                    (a) Maxim has the full corporate right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

                    (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have

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                              been duly authorized by all necessary corporate
                              action on the part of Maxim;

                    (c) This Agreement has been duly executed and delivered by an authorized officer of Maxim, and is a legal, valid and binding obligation of Maxim enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers;

                    (d) Maxim's execution, delivery and performance of this Agreement shall not constitute a breach or default under any contract or agreement to which Maxim is a party or by which it is bound or otherwise violate the rights of any Third Party; and

                    (e) No consent, approval or authorization of or from any governmental entity or any other Person not a Party to this Agreement, whether prescribed by law, regulation, contract or agreement, is required for Maxim's execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby.

          5.2 REPRESENTATIONS AND WARRANTIES OF PPI AND THE INVENTORS. Each of PPI and the Inventors represents and warrants to Maxim that:

                    (a) PPI has the full corporate right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby;

                    (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PPI;

                    (c) This Agreement has been duly executed and delivered by an authorized officer of PPI, and is a legal, valid and binding obligation of PPI enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights

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                              generally, including, without limitation, the
                              effect of statutory or other laws regarding fraudulent conveyances and preferential transfers;

                    (d) Such Party's execution, delivery and performance of this Agreement shall not constitute a breach or default under any contract or agreement to which such Party is a party or by which it is bound or otherwise violate the rights of any Third Party;

                    (e) No consent, approval or authorization of or from any governmental entity or any other Person not a Party to this Agreement, whether prescribed by law, regulation, contract or agreement, is required for such Party's execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby;

                    (f) PPI owns, or has the right to use, all of the PPI Patent Rights and PPI Know-How and has the full power and right to grant to Maxim and its Affiliates the license set forth in Section 2.1 above, and PPI owns, or has the right to use, the Trademark and has the full power and right to grant to Maxim and its Affiliates the license set forth in Section 2.2 above;

                    (g) Such Party has not granted to any Third Party any license or right to use any of the PPI Patent Rights or PPI Know-How; and

                    (h) Such Party has not received any notice from any Third Party that the practice of the PPI Patent Rights or PPI Know-How infringes and, to the best of PPI's knowledge, the practice of the PPI Patent Rights and PPI Know-How does not infringe, any patent or other proprietary rights of any Third Party. To the best of such Party's knowledge, the PPI Patent Rights are valid and enforceable.

                                   ARTICLE 6
                                 INDEMNIFICATION

          6.1 INDEMNITY.

                    (a) PPI shall not be liable to Maxim or any other Person for, and Maxim shall indemnify and hold harmless PPI, and its respective directors, officers, employees and agents (collectively, the "PPI Indemnitees"), from and against any Losses that are incurred by the PPI Indemnitees arising out of or resulting from (i) any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of Maxim under this Agreement or any noncompliance on the part of Maxim with applicable law, or (ii) any product liability claim arising out of the sale by Maxim of Product.

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                    (b)       Maxim shall not be liable to PPI or any other
                              Person for, and PPI shall indemnify and hold harmless Maxim, and its respective directors, officers, employees and agents (collectively, the "Maxim Indemnitees"), from and against any Losses that are incurred by the Maxim Indemnitees arising out of or resulting from (i) any misrepresentation, breach of warranty, or nonfulfillment or nonperformance of any agreement on the part of PPI under this Agreement or any noncompliance on the part of PPI with applicable law, or (ii) the practice or use by PPI or the Inventors of the PPI Patent Rights and the PPI Know-How.

          6.2 PROCEDURE. Any PPI Indemnitee or Maxim Indemnitee, as the case may be, shall notify Maxim or PPI (the "Indemnifying Party") promptly in writing of an indemnifiable claim or cause of action under Section 6.1 upon receiving notice or being informed of the existence thereof. The Indemnifying Party shall assume, at its cost and expense, the sole defense of such claim or cause of action through counsel selected by the Indemnifying Party and reasonably acceptable to the other Party. The Indemnifying Party shall maintain control of such defense, including any decision as to settlement; provided that, in the event that the Indemnifying Party does not maintain control of such defense on a timely basis, then, without prejudice to any other rights and remedies available to the other Party under this Agreement, the other Party may take over such defense with counsel of its choosing, at the Indemnifying Party's cost and expense. The other party may, at its option and expense, participate in the Indemnifying Party's defense, and if the other Party so participates, the parties shall cooperate with one another in such defense. The Indemnifying Party shall bear the total costs of any court award or settlement of such claim or cause of action and all other costs, fees and expenses related to the resolution thereof (including reasonable attorneys' fees except for attorneys' fees for which the other Party is responsible in the event that the other Party participates in the Indemnifying Party's defense of such claim or cause of action).

                                   ARTICLE 7
                                 CONFIDENTIALITY

          7.1 CONFIDENTIALITY OBLIGATION. Each of the Parties (the "Receiving Party") shall keep strictly confidential any information disclosed by any other Party (the "Disclosing Party") or otherwise made available to the Receiving Party concerning the PPI Patent Rights and PPI Know-How or the Disclosing Party's performance of this Agreement or otherwise concerning the business, operations, trade secrets or other proprietary information of the Disclosing Party (whether in written media or otherwise) ("Confidential Information"), using at least the same degree of care that it uses to protect its own confidential or proprietary information. "Confidential Information" shall not include information: (a) which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party; (b) which is lawfully received by the Receiving Party on a nonconfidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other Person with respect to such information; (c) which is independently developed by the Receiving Party; or (d) which was in the Receiving Party's possession prior to receipt from the Disclosing Party.

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          7.2 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Receiving Party
shall use Confidential Information solely for the purposes of this Agreement and the transactions contemplated hereby and shall not disclose or disseminate any Confidential Information to any Person at any time, except for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to such Confidential Information, provided that such directors, officers, employees, accountants, attorneys, advisers and agents are bound to maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto.

          7.3 EXCEPTION. The foregoing confidentiality and nondisclosure obligations shall not apply to information which is required to be publicly disclosed by law or by regulation; provided, however, that, in such event, the Receiving Party provides the Disclosing Party with prompt advance notice of such disclosure so that the Disclosing Party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

          7.4 SURVIVAL. The confidentiality and nondisclosure obligations of this Article 7 shall survive the expiration or termination of this Agreement and remain in effect for a period of seven years following the expiration or termination of this Agreement.

                                   ARTICLE 8
                              TERM AND TERMINATION

          8.1 TERM. This Agreement shall commence as of the date hereof and shall continue in full force and effect, unless terminated sooner in accordance with Section 8.2 below, until the later of:

                    (a) The expiration date of the last Valid Claim of the PPI Patent Rights; or

                    (b) 15 years from the date of the first commercial sale of the last Product with respect to which sales have commenced subsequent to the receipt of U.S. Product Approval.

          8.2 TERMINATION RIGHTS OF PPI AND MAXIM. Each of Maxim and PPI shall have the right to terminate this Agreement in the event of the material breach by the other Party of, or the failure of the other Party to perform, any of its material obligations hereunder and the failure to remedy such material breach or nonperformance within 60 days following the receipt of written notice of such material breach or nonperformance from the nonbreaching Party. Such termination shall be immediately effective upon the receipt by the breaching or nonperforming Party of written notice of termination from the nonbreaching Party.

          8.3 EFFECTS OF TERMINATION. Upon the termination of this Agreement:

                    (a) The licenses granted by PPI to Maxim and its Affiliates hereunder shall terminate immediately, along with any sublicenses granted by Maxim and its Affiliates under the PPI Patent Rights and PPI Know-How to any Third Parties; and

                    (b) The manufacture, use and sale of Products shall cease immediately, provided, however, that sales of any Product inventory that remains unsold as of the date of termination may proceed as long as such sales are completed within six months of the date of termination and PPI receives its percentage share of the Net Product Revenues from sales in accordance with the terms and conditions of this Agreement.

          8.4 SURVIVAL. All rights granted to and obligations undertaken by the Parties hereunder shall terminate immediately upon the expiration or termination of this Agreement except for the following, which shall survive according to their terms:

                    (a) The obligation of Maxim to pay to PPI any and all payments accrued under Article 3;

                    (b) The right of PPI to inspect the books and records of Maxim as provided in Section 3.7;

                    (c)       The indemnification obligations of Article 6;

                    (d) The confidentiality and nondisclosure obligations of Article 7;

                    (e)       The obligations of PPI and Maxim under Section
                              8.3; and

                    (f)       The provisions of Sections 9.2, 9.3, 9.5, 9.14 and
                              9.15 below.

In addition, expiration or termination of this Agreement shall not affect the remedies of any Party otherwise available at law or in equity in relation to any rights accrued under this Agreement prior to expiration or termination.

                                   ARTICLE 9
                                  MISCELLANEOUS

          9.1 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or joint venture relationship between or among the Parties hereto.

          9.2 APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to the choice or conflict of laws rules or principles of the State of California or of any other jurisdiction.

          9.3 CONSENT TO JURISDICTION. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of California and of any United States federal court sitting in the State of California in any action or proceeding arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in any such California or United States federal court. Each Party further agrees that service of any process, summons, notice or document by registered mail to the address of such Party set forth in Section 9.5 below shall be effective service of process for any action or proceeding brought against such Party in any such court. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such court and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Each Party further agrees that a final, nonappealable judgement in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by law.

          9.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts and may be executed by facsimile. All counterparts shall collectively constitute one and the same Agreement.

          9.5 NOTICES. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and deemed to have been duly given and delivered (a) if delivered in person, on the date of such delivery, (b) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission, or (c) if sent by overnight express or registered or certified mail (with return receipt requested), on the date of receipt of such mail, and shall be sent to the following address (or such other address as any Party may designate from time to time in writing):

                  If to Maxim:

                           Maxim Pharmaceuticals, Inc.
                           8899 University Center Lane, Suite 400
                           San Diego, California  92122-1010
                           Telephone:       619-453-4040
                           Telefax:         619-453-5005
                           Attention:       Finance Department


                           Copy to:

                           Arnold & Porter
                           555 Twelfth Street, N.W.
                           Washington, D.C. 20004-1202
                           Telephone:       202-942-5000
                           Telefax:         202-942-5999
                           Attention:       Lynda Clarizio

                  If to PPI

                           (prior to or on December 15, 1998):
                           Professional Pharmaceutical, Inc.
                           10820 Comanche N.E., Suite C
                           Albuquerque, New Mexico  87111
                           Telephone:       505-271-0992
                           Telefax:         505-291-0730
                           Attention:       Bruce A. Jack, D.D.S.

                           (after December 15, 1998):
                           Professional Pharmaceutical, Inc.
                           3309 Juan Tabo NE
                           Suite B
                           Albuquerque, New Mexico  87111
                           Telephone:       505-271-0992
                           Telefax:         505-291-0730
                           Attention:       Bruce A. Jack, D.D.S.

                           Copy to :

                           Bruce A. Jack, D.D.S.
                           6001 Moon N.E., Apt. 1323
                           Albuquerque, New Mexico 87111
                           Telephone:  505-856-7290
                           Telefax:    505-291-0730

                  If to the Inventors:

                           (on or prior to December 15, 1998)
                           Bruce Jack, D.D.S.
                           10820 Comanche N.E., Suite C
                           Albuquerque, New Mexico  87111
                           Telephone:       505-271-0992
                           Telefax:         505-291-0730

                           (after December 15, 1998)
                           Bruce A. Jack, D.D.S.
                           3309 Juan Tabo NE
                           Suite B
                           Albuquerque, New Mexico  87111
                           Telephone:       505-271-0992
                           Telefax:         505-291-0730

                           B. Thomas White, R.Ph.
                           10009 Clearwater Ct. N.W.
                           Albuquerque, New Mexico 87114
                           Telephone:       505-897-2453


          9.6 FORCE MAJEURE. If any circumstance beyond the reasonable control of any Party occurs which delays or renders impossible the performance of that Party's obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Parties in writing as soon as practicable, but in no event more than ten days after the occurrence of such force majeure. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Party who fails because of force majeure to perform its obligations hereunder shall upon the cessation of the force majeure take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Events of force majeure shall include, without limitation, war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, acts of God, limitations imposed by exchange control regulations or foreign investment regulations or similar regulations, laws, regulations or rules of any government or governmental agency, and any inordinate and unanticipated delays in the regulatory review or governmental approval process that are within the control of such government or governmental agency.

          9.7 BINDING EFFECT; ASSIGNMENT. This Agreement shall not be assigned, in whole or in part, by any Party without the prior written consent of the other Parties, and any attempted assignment without such consent shall be null and void. This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns.

          9.8 ENTIRE AGREEMENT. The terms and conditions herein contained constitute the entire agreement between the Parties relating to the subject matter of this Agreement and shall supersede all previous communications between or among the Parties with respect to the subject matter of this Agreement. None of the Parties has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Parties that is not set out or referred to in this Agreement.

          9.9 RECITALS AND SCHEDULES. The recitals set forth at the start of this Agreement along with the Schedules attached to this Agreement and the terms and conditions incorporated in such recitals and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Schedules and the terms and conditions incorporated in such recitals and Schedules.

          9.10 AMENDMENT. This Agreement may be varied, amended or extended only by the written agreement of the Parties through their duly authorized officers or representatives, specifically referring to this Agreement.

          9.11 SEVERABILITY. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an "invalid provision"), then the Parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible without giving effect to the benefits and burdens accruing to the Parties hereunder and the remaining provisions of this Agreement shall remain binding on the Parties hereto.

          9.12 HEADINGS. The descriptive headings of the several articles and sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          9.13 NO WAIVER OF RIGHTS. No failure or delay on the part of any Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

          9.14 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. All rights and remedies granted to the Parties under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies otherwise available to each of the Parties at law or in equity. The Parties agree that any breach by any Party of, or failure of any Party to perform, any obligation under this Agreement shall constitute immediate and irreparable damage to the other Parties which cannot be fully and adequately compensated in money damages and that, in the event of such breach or failure, each of the other Parties shall be entitled to injunctive relief and specific performance in addition to any other remedies to which it may be entitled at law or in equity.

          9.15 CONFIDENTIALITY OF AGREEMENT. Each Party shall maintain the confidentiality of this Agreement and all provisions of this Agreement and, without the prior consent of the other Parties, no Party shall make any press release or other public announcement of or otherwise disclose this Agreement or any of its provisions to any Third Party (a) other than to its directors, officers and employees and attorneys, accountants, investment bankers and other professional advisers whose duties reasonably require familiarity with this Agreement, provided that such Persons are bound to maintain the confidentiality of this Agreement and (b) except for such disclosures as may be required by applicable law or by regulation, in which case the disclosing Party shall provide each of the other Parties with prompt advance notice of such disclosure so that each of the other Parties has the opportunity if it so desires to seek a protective order or other appropriate remedy.

          9.16 USAGE. Wherever any provision of this Agreement uses the term "including" (or "includes"), such term shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term "including" (or "includes").

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                              MAXIM PHARMACEUTICALS, INC.


                              By:  /S/ LARRY G. STAMBAUGH
                                   ----------------------
                                   Larry G. Stambaugh
                                   Chief Executive Officer




                              PROFESSIONAL PHARMACEUTICAL, INC.


                              By:  /S/ BRUCE A. JACK, D.D.S.
                                   -------------------------
                                   Bruce A. Jack, D.D.S.
                                   Officer





                              INVENTORS

                              By:  /S/ BRUCE A. JACK, D.D.S.
                                   -------------------------
                                   Bruce A. Jack, D.D.S.

                              By:  /S/ B. THOMAS WHITE
                                   -------------------------
                                   B. Thomas White, R.Ph.

                                  Schedule 1.10

                                PPI Patent Rights


(a)        U.S. Patent Numbers:
                      5,294,440
                      5,679,337
                      5,716,610

(b) Any patent applications, reissues, reexaminations, renewals, extensions, divisionals, continuations and continuations-in-part related to the U.S. Patents listed in (a) above.

(c) Any international patent or patent applications related to the U.S. Patents listed above in (a) or encompassed by (b).

                                  Schedule 1.15

                                    Trademark


Mark:                      Vira-Gel
Serial Number:             75-086061
International Class:       3 -- Cosmetics and Cleaning
Goods/Services:            Cosmetic preparations for the treatment of lesions,
                           namely cold sores.

Mark:                      Vira-Gel
Reg. No.:                  1,677,312
International Class:       5 -- Pharmaceuticals
Goods/Services:            Pharmaceutical preparations for the treatment of cold
                           sores.